EXHIBIT 23.2

Consent of Expert

We consent to the use of and reference to our name in the Annual Report on Form 10-K of United Fire & Casualty Company (“United Fire”) for the year ended December 31, 2007 under the heading “Life insurance segment” under “Reserves” and under the heading “Risks relating to our business.” We also consent to the incorporation by reference of such use and reference into the Registration Statements of United Fire described in the following table.

Registration Statement
Form	Number	Purpose

S-8	333-42895	Pertaining to United Fire’s employee stock purchase plan
S-8	333-63103	Pertaining to United Fire’s nonqualified employee stock option plan
S-8	333-107041	Pertaining to the United Fire Group 401(k) plan
S-8	333-129923	Pertaining to United Fire’s nonqualified non-employee director stock option and restricted stock plan

February 27, 2008	/s/ Steve Griffith
Griffith, Ballard and Company